Transamerica 10f-3 Report Mid Cap Value


Fund	Offering Date/Trade Date	Issuer/Security
	Cusip	Offering Type	Shares	Unit Price of
Offering/Price Paid Per Unit	Spread	Total Price Paid
	Underwriter From Whom the Fund Purchased
	Total Shares Offered	Total Size of the
Offering	Total Shares Purchased by Investment
Management	Total Price Paid by the Fund Plus Total
Price paid For Same Securities Purchased By the Same
Sub-adviser	% of Offering
Transamerica Mid Cap Value Fund	1/15/2015
	Southwestern Energy Company (SWN)
Secondary	84546710	U.S. Registered	 10,300
$23.00 	 $0.69 	$236,900	BofA Merrill Lynch
26,086,957 	$600,000,011	 1,564,700
	$35,988,100	6.00%	BofA Merrill Lynch /
Citigroup / J.P. Morgan / Wells Fargo Securities / BMO
Capital Markets / BNP Paribas / MUFG / Mizuho
Securities / RBS / SMBC Nikko / BBVA / Credit Agricole
CIB / RBC Capital Markets / CIBC / Societe Generale /
BB&T Capital Markets / Comerica Securities / Fifth Third
Securities / Heikkinen Energy Advisors / HSBC / KeyBanc
Capital Markets / Macquarie Capital / Piper Jaffray /
PNC Capital Markets LLC / Baird / Scotiabank / Howard
Weil / Tudor, Pickering, Holt &  Co.
Transamerica Mid Cap Value Fund	3/24/2015
	Brixmor Property Group Inc. (BRX) Secondary
	11120U10	U.S. Registered	 3,900 	 $26.38
$0.3957 	$102,882	Wells Fargo Securities
22,500,000 	$593,550,000	 620,500
	$16,368,790	2.76%	BofA Merrill Lynch /
Citigroup / J.P. Morgan / Wells Fargo Securities
Transamerica Mid Cap Value Fund	3/25/2015
	Citizens Financial Group, Inc. (CFG) Secondary
	17461010	U.S. Registered	 7,500 	 $23.75
$0.285 	$178,125	Morgan Stanley	 135,000,000
	$3,206,250,000	 1,677,220 	$39,833,975
	1.24%	Morgan Stanley / Goldman, Sachs & Co.
/ J.P. Morgan / Citigroup / Credit Suisse / Deutsche Bank
Securities / RBS / UBS Investment Bank / Wells Fargo
Securities / Barclays / Keefe, Bruyette & Woods /
Oppenheimer & Co. / RBC Capital Markets / Sandler
O'Neill + Partners, L.P.